Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2025 relating to the financial statements of MarketWise, Inc. appearing in the Annual Report on Form 10-K of MarketWise, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Baltimore, MD

March 6, 2025